UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Schedule 14A

Proxy Statement pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EQUITY LONG/SHORT OPPORTUNITIES FUND
(Names of Registrant as Specified in its Charters)

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Equity Long/Short Opportunities Fund
50 South LaSalle Street
Chicago, Illinois 60603

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To be held on March 27, 2018

Notice is hereby given to the unitholders of Equity Long/Short Opportunities Fund (the “Fund”) that a Special Meeting of Unitholders (the “Special Meeting”) will be held at the offices of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60603 on March 27, 2018, at 9:00 a.m. (Central time). The Special Meeting is being held for the following purposes:

1.	To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Trustees of the Fund pursuant to which the Fund will be liquidated and dissolved (the “Proposal”);

2.	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

THE BOARD OF TRUSTEES OF THE FUND (THE “BOARD”), INCLUDING THE INDEPENDENT TRUSTEES, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

The Board has fixed the close of business on January 31, 2018 as the record date for the determination of unitholders entitled to notice of, and to vote at, the Special Meeting. We urge you to mark, sign, date, and mail the enclosed proxy or proxies in the postage-paid envelope provided so that you will be represented at the Special Meeting.

By order of the Board,

/s/ Robert D. DiCarlo
Robert D. DiCarlo, President of the Fund
Chicago, Illinois
February 28, 2018

IT IS IMPORTANT THAT YOUR UNITS BE REPRESENTED AT THE SPECIAL MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY MAIL. IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE SPECIAL MEETING WILL REVOKE ANY PROXY YOU MAY HAVE SUBMITTED. MERELY ATTENDING THE SPECIAL MEETING, HOWEVER, WILL NOT REVOKE ANY PREVIOUSLY GIVEN PROXY.

IF YOU INTEND TO ATTEND THE SPECIAL MEETING IN PERSON, IN ORDER TO GAIN ADMISSION YOU WILL BE REQUIRED TO SHOW VALID PHOTOGRAPHIC IDENTIFICATION, SUCH AS YOUR DRIVER’S LICENSE.

YOUR VOTE IS EXTREMELY IMPORTANT. NO MATTER HOW MANY OR HOW FEW UNITS YOU OWN, PLEASE SEND IN YOUR PROXY CARD TODAY.

EQUITY LONG/SHORT OPPORTUNITIES FUND
PROXY STATEMENT
FOR
SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON MARCH 27, 2018
This Proxy Statement (“Proxy Statement”) is being furnished to the holders of common units of beneficial interest of Equity Long/Short Opportunities Fund (the “Fund”) in connection with the solicitation by the Board of Trustees of the Fund (the “Board”) of proxies to be voted at the Special Meeting of Unitholders of the Fund, to be held on March 27, 2018, and any adjournment, postponement or delay thereof (the “Special Meeting”). The Special Meeting will be held at the offices of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60603 on March 27, 2018 at 9:00 a.m. (Central time).
This document gives you the information you need to vote on the matters listed on the accompanying Notice of Joint Special Meeting of Unitholders (“Notice of Special Meeting”). The Notice of Special Meeting, the proxy card and this Proxy Statement are first being mailed to unitholders on or about February 28, 2018.
Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date, and return the enclosed proxy card in the postage-paid envelope provided so your units will be represented at the Special Meeting.
If you attend the Special Meeting and wish to vote in person, you will be able to do so. If you intend to attend the Special Meeting in person and you are a record holder of the Fund’s units, in order to gain admission you will be required to show valid photographic identification, such as your driver’s license.
All units represented by your duly executed proxy received prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions marked thereon or otherwise as provided therein.
If you sign the proxy card(s) but do not fill in a vote, your units will be voted in accordance with the Board’s recommendations. If any other business is brought before the Special Meeting, your units will be voted at your proxy’s discretion unless you specify otherwise in your proxy.
Unitholders who execute proxy cards may revoke their proxies at any time prior to the time they are voted by giving written notice to the Secretary of the Fund, by delivering a subsequently dated proxy prior to the date of the Special Meeting or by attending and voting at the Special Meeting. Merely attending the Special Meeting, however, will not revoke a previously submitted proxy.
The Board has fixed the close of business on January 31, 2018 as the record date for the determination of unitholders of the Fund entitled to notice of, and to vote at, the Special Meeting. Unitholders of the Fund on that date will be entitled to one vote on each matter to be voted on for each unit held and a fractional vote with respect to each fractional unit with no cumulative voting rights.

THE PROPOSAL
Reasons for the Proposal
The discussion below summarizes the basis for the Board’s decision to recommend that the Fund’s unitholders approve the dissolution and liquidation of the Fund.
The Fund is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company. The Fund’s investment objective is to achieve attractive risk-adjusted returns through investments in an equity long/short focused portfolio of assets. The Fund operates as a “Fund-of-Funds” investing, either directly or indirectly, in a group of funds or other pooled investment vehicles (the “Sub-Funds”) managed by investment advisers selected by the Fund’s investment manager. The Fund seeks to provide investors with exposure to alternative investment strategies by investing in Sub-Funds that invest in a broad range of markets and instruments, using a focused selection of investment styles.
50 South Capital Advisors, LLC (“50 South” or the “Investment Manager”) serves as the Fund’s investment manager. 50 South is a wholly owned direct subsidiary of Northern Trust Corporation, and is registered with the U.S. Securities and Exchange Commission as an investment adviser.
The Fund offers common units in a private placement to qualified investors that are “Accredited Investors” within the meaning given to such term in Regulation D under the Securities Act of 1933, as amended. Common units are offered monthly. Common unitholders do have the right to redeem their common units, therefore, the Fund has, at the discretion of the Board and subject to its overall fiduciary duties to all unitholders, made quarterly tender offers for its common units at the net asset value as of the applicable tender date. Common units are subject to an early withdrawal charge of 2.00% payable to the Fund if repurchased by the Fund through a tender offer within 12 months of initial investment. As of December 31, 2017 the Fund had total assets of $102,150,763.
U.S. tax-exempt investors and non-U.S. investors may not invest directly in the Fund, but rather invest in one of the two following “Feeder Funds,” both of which invest substantially all of their assets in the Fund: (1) Equity Long/Short Opportunities Feeder Fund, Q.P., which is open to U.S. tax-exempt investors and non-U.S. investors that are both Accredited Investors and Qualified Purchasers (as such term is defined in Section 2(a)(51) of the 1940 Act) or (2) Equity Long/Short Opportunities Feeder Fund, which is open to U.S. tax-exempt investors and non-U.S. investors that are Accredited Investors, but not Qualified Purchasers.
Recently, a large institutional wealth management firm affiliated with the Investment Manager (the “Wealth Manager”), whose clients comprise substantially all of the investors in the Fund (including indirectly, through the Feeder Funds) and represent approximately 80% of the Fund’s net assets, determined to no longer recommend the Fund to its clients. In making this determination, the Wealth Manager considered the Fund’s historical performance, size, expense ratio, prospects for growth and available investment alternatives. This determination would be expected to result in all or substantially all of the Wealth Manager’s clients, who comprise substantially all of the investors in the Fund, seeking to tender their common units for repurchase by the Fund.
Upon learning of this determination, the Investment Manager sought to identify strategic alternatives that would provide investors the desired opportunity to exit the Fund, result in no unitholder being advantaged or disadvantaged relative to other unitholders in obtaining liquidity from the Fund and allow for the continued operation of the Fund. However, the Investment Manager concluded that no other strategic alternatives were viable or in the best interests of the Fund and its unitholders. Therefore, the Investment Manager determined to recommend to the Board the liquidation and dissolution of the Fund.

For the reasons set forth below under “Board Considerations” the Board approved the liquidation and dissolution of the Fund. In addition, the Board closed the Fund to new investment and determined not to conduct further tender offers for common units pending unitholder approval of the liquidation and dissolution of the Fund.
Board Considerations. On December 18, 2017 and January 10, 2018, the Board met to consider the recommendation of the Investment Manager that the Fund be liquidated and dissolved. In determining whether to approve the liquidation and dissolution of the Fund, the Board received information and made inquiries into all matters as it deemed appropriate. The Board reviewed and analyzed various factors it deemed relevant, including, but not limited to, the following factors:
•	The determination by the Wealth Manager reflected a preference by the financial advisers to the vast majority of the Fund’s unitholders to exit the Fund.
•	The determination by the Wealth Manager was final, and no strategic actions taken by the Fund following this determination were likely to alter this determination.
•	The current size of the Fund and the expectation that the vast majority of the Fund’s investors would seek to tender their common units for repurchase by the Fund.
•
The impact that tenders by such investors would have on the Fund and its unitholders, including that the costs associated with such tender offers would be disproportionately borne by non-tendering unitholders and the impact that such tender offers would have on the Fund’s expense ratio, which would significantly increase expenses borne by non-tendering unitholders.

•
The size of the Fund following such tenders, the limited prospects for future growth by the Fund and the viability of the Fund at a significantly reduced asset size. The Board considered that in light of the Fund’s strategy of investing in Sub-Funds and the minimum investment size imposed by most Sub-Funds, the Fund would not be viable at a significantly reduced asset size and had limited prospects for growth to increase its assets to a viable size in a reasonable time frame.

•
The performance of the Fund, recently and since inception. The Board noted that they regularly assess Fund performance at each quarterly meeting. In particular, the Board noted that at their last quarterly meeting, they had received reports from the Investment Manager noting that the Fund had underperformed its benchmark indices, the HFRI Equity Hedge Index and MSCI ACWI, for the one year, three year, five year and since inception periods, including significant underperformance in the one year period.

•	The conclusion by the Investment Manager that no other strategic alternatives other than liquidation and dissolution were viable or in the best interests of the Fund and its unitholders.
The Board considered that the actual amounts to be distributed to unitholders upon liquidation are subject to significant uncertainties and not possible to predict at this time. The amount available for distribution to unitholders will be based, in part, on such factors as the value of the Fund’s assets at the time of liquidation and then-current market conditions and the amount of the Fund’s actual costs, expenses and liabilities to be paid in the future.

The Board discussed with the Investment Manager the process and timeline for liquidation. The Board considered the liquidity profile of the Sub-Funds and the time it would take the Fund to fully redeem from all Sub-Funds. The Board noted that the Investment Manager cannot definitively predict at this time how long it will take to complete the orderly liquidation, but that the Investment Manager had already begun seeking to redeem from certain Sub-Funds in anticipation of further outflows from the Fund. The Fund currently expects that within 30 days after the Effective Date (as defined below) of the Plan, the Fund would pay an initial liquidating distribution consisting of cash representing approximately 45% of the Fund’s net assets (based on the Fund’s net assets as of December 31, 2017). The Fund currently expects to pay an additional liquidating distribution consisting of cash representing approximately 30% of the Fund’s net assets (based on the Fund’s net assets as of December 31, 2017) within 90 days after the Effective Date of the Plan. The remainder of the Fund’s assets would be distributed through liquidating distributions as the Fund receives redemption proceeds from Sub-Funds.  Such redemption proceeds will generally be received by the Fund quarterly, and therefore on a quarterly basis the Fund would pay a liquidating distribution to the extent that the Fund has material amounts of cash to distribute from redemption proceeds received in such quarter. The Fund expects to pay a final liquidating distribution in 2019 after receiving final redemption proceeds from the Sub-Funds, following the completion of the Sub-Funds’ audits for 2018.
The Board considered that the Investment Manager had agreed to incur the costs associated with the liquidation of the Fund (including the Feeder Funds) other than portfolio transaction expenses and litigation or indemnification expenses, if any. In addition, the Board considered that the Investment Manager had agreed, pursuant to a written waiver agreement, to waive the management fee with respect to assets of the Fund held in cash during the first quarter of 2018 and to waive all management fees after March 31, 2018 (the end of the Fund’s current fiscal year). Finally, the Board considered that the Fund would continue to incur its day to day operating expenses during the liquidation period, including administration fees, custody fees and transfer agent fees and that the Fund, as an investor in the Sub-Funds, would be responsible for the fees payable by the Sub-Funds to their respective investment managers until such time as the Fund has redeemed from the Sub-Funds. However, the Board noted that pursuant to existing expense limitation agreements, the Investment Manager has agreed to reimburse the Fund for all operating expenses, exclusive of management, administration, custody, transfer agent fees, interest expense and Sub-Fund fees and expenses, that exceed 0.60% per annum of the Fund’s net asset value, and to reimburse the Fund for all administration, custody and transfer agent fees that exceed 0.20% per annum of the Fund’s net asset value. The Board considered the extent to which these existing expense limitation agreements, which will remain in effect during the Liquidation Period, would limit the expenses incurred by the Fund during the liquidation period.
In its deliberations, the Board considered the above factors, among other considerations, and did not identify any particular factor as determinative, and each Trustee attributed different weights to the various factors. These factors were also considered by each Trustee who is not an “interested person” as that term is defined in the 1940 Act (the “Independent Trustees”) meeting separately from the full Board with their independent counsel. Following review and discussions with the Investment Manager, counsel to the Fund and counsel to the Independent Trustees, the Board, including the Independent Trustees, unanimously determined that, under the circumstances, liquidation and dissolution of the Fund is advisable and in the best interests of the Fund and its unitholders. On January 10, 2018, the Board, including the Independent Trustees, unanimously approved the Plan of Liquidation and directed that the Plan of Liquidation be submitted for consideration by the Fund’s unitholders.
If unitholders do not approve the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation, the Board will consider what further action, if any, to take.

Feeder Funds. The Trustee of the Feeder Funds has approved a corresponding wind down plan in connection with the wind down and termination of each Feeder Fund that will become effective upon the effectiveness of the Plan of Liquidation. Cash liquidating distributions made by the Fund and received by the Feeder Funds will be distributed by the Feeder Fund to Feeder Fund investors.
Summary of Plan of Liquidation and Dissolution
A description of material provisions of the Plan of Liquidation is set forth below. The description is qualified in its entirety by reference to the Plan of Liquidation, a copy of which is attached to this Proxy Statement as Annex A.
Effective Date of the Plan and Cessation of the Fund’s Activities. The Plan of Liquidation shall become effective only upon the adoption and approval of the Plan of Liquidation by unitholders. The date of such adoption and approval of the Plan of Liquidation by unitholders is hereinafter called the “Effective Date.” After the Effective Date, the Fund shall not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets and distributing its assets to its unitholders in accordance with the provisions of the Plan of Liquidation after the payment to (or reservation of assets for payment to) all creditors of the Fund.
Closing of Books and Restriction on Transfer of Shares. The proportionate interests of unitholders in the assets of the Fund will be fixed on the basis of their holdings on the Effective Date or on such later date as may be determined by the Board (the “Determination Date”). On the Determination Date, the books of the Fund shall be closed and, unless the books of the Fund are reopened because the Plan of Liquidation cannot be carried into effect, the unitholders’ respective interests in the Fund’s assets shall not be transferable.
Liquidating Distributions. The Fund will, as soon as reasonable and practicable after the Effective Date, effect redemptions from the Sub-Funds in which the Fund invests in order to convert its assets to cash. The Fund will distribute ratably according to the number of units held by each unitholder of record of the Fund as of the Determination Date a liquidating distribution (or distributions, if more than one distribution will be necessary) comprising all of the remaining assets of the Fund, after paying or making reasonable provision to pay all claims and obligations pursuant to the Plan, in complete cancellation of all the outstanding units of the Fund, except for cash, bank deposits or cash equivalents in an estimated amount necessary to: (a) discharge any unpaid claims and obligations of the Fund on the Fund’s books; and (b) pay such contingent claims and obligations as will be reasonably deemed to exist against the assets of the Fund on the Fund’s books. The Fund may pay one or more liquidating distributions, with the final liquidating distribution to be paid no later than June 30, 2019 (the “Final Liquidation Date”).
While the Fund expects to distribute all of its assets by the Final Liquidation Date, in the event that any assets of the Fund have not been reduced to cash and distributed to the Fund’s unitholders by the Final Liquidation Date, the officers of the Fund are authorized under the Plan of Liquidation to form a liquidating trust (the “Liquidating Trust”). The Fund would transfer and assign to the Liquidating Trust on the Final Liquidation Date any assets of the Fund that have not been distributed to the Fund’s unitholders and any unsatisfied liabilities and obligations of the Fund. Interests in the Liquidating Trust would be distributed in-kind to unitholders.
Expenses of Liquidation and Dissolution. All expenses of the Fund incurred in carrying out the Plan (“Liquidation Expenses”) will be borne or reimbursed by the Investment Manager. The Fund continues to incur its day to day operating expenses during the liquidation period, subject to such fee waiver and/or expense limitation agreements as may be in effect or entered in to between the Fund and the Investment Manager.

Deregistration under the Investment Company Act of 1940. Following the Final Liquidation Date, the Fund will apply to the Securities and Exchange Commission for an order approving the deregistration of the Fund as an investment company under the 1940 Act. A vote in favor of the Plan of Liquidation will constitute a vote in favor of such a course of action.
Dissolution. After the Final Liquidation Date, the Fund will be dissolved in accordance with the Plan of Liquidation and Delaware law.
Amendment or Abandonment of the Plan. The Board may amend the Plan of Liquidation in any respect or abandon the Plan of Liquidation by a majority vote of the Fund’s Trustees.
Federal Income Tax Consequences
The following is a summary of certain anticipated U.S. federal income tax consequences of the Plan to the Fund and to U.S. Holders and Non-U.S. Holders (defined below). The Fund has not sought a ruling from the Internal Revenue Service (the “Service”) or any other Federal, state or local agency with respect to any of the tax issues affecting the Plan.
This summary of certain aspects of the federal income tax treatment of the Fund is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change, possibly with retroactive effect. This summary generally does not discuss the impact of various proposals to amend the Code which could affect certain of the tax consequences of the Plan. This summary also does not discuss all of the tax consequences that may be relevant to a unitholder in light of the unitholder’s particular circumstances or to certain unitholders subject to special treatment under the federal income tax laws, including, for example, insurance companies. This summary does not consider the effect of any alternative minimum taxes, the Medicare tax on net investment income or foreign, state, local or other tax laws, or any U.S. tax consequence (such as estate or gift tax) other than U.S. federal income tax consequences. Counsel to the Fund has not rendered any legal opinion regarding any tax consequences relating to the Fund or to the Plan. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
EACH UNITHOLDER SHOULD CONSULT WITH ITS TAX ADVISER IN ORDER FULLY TO UNDERSTAND THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE LIQUIDATION OF THE FUND.
For purposes of this discussion, the term “U.S. Holder” means a unitholder that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. The term “Non-U.S. Holder” means a unitholder that is not a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a U.S. Holder.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common units, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering voting for the Plan should consult its tax advisor regarding the consequences to the partnership and its partners of the Plan.
U.S. Federal Income Tax Consequences to the Fund. The Fund is currently treated as a partnership for U.S. federal income tax purposes. Accordingly, as described further below, the U.S. federal income tax consequences of the Plan will generally not be borne by the Fund, but will be borne by the partners in the Fund.
Pursuant to the Plan and prior to the Fund’s liquidation, the Fund will liquidate its assets. The Fund may realize gain or loss on the liquidation of assets, and such gain or loss will be allocated to the Fund’s unitholders in accordance with the partnership agreement. Cash received in such liquidations will be distributed to the Fund’s unitholders in accordance with the partnership agreement.
Following the liquidation of all of its assets, the Fund will dissolve. As a result, the Fund’s tax year will end and all income, gain and loss recognized by the Fund over the course of its tax year will be allocated to the Fund’s unitholders in accordance with the Fund’s partnership agreement.
U.S. Federal Income Tax Consequences to U.S. Holders. Pursuant to the Plan, U.S. Holders will be allocated gain or loss associated with the Fund’s last taxable year in accordance with the partnership agreement. The U.S. Holders will include such gain or loss in their U.S. federal income tax returns. For U.S. federal income tax purposes, a U.S. Holder’s allocable share of Fund tax items will be determined by the provisions of the partnership agreement if such allocations are in accordance with section 704 of the Code and the Treasury Regulations thereunder. No assurances can be made in this regard. If the Service successfully challenged the Fund’s allocations of income, gain, loss, deduction and expense, the redetermination of the allocations to a particular U.S. Holders for U.S. federal income tax purposes may be less favorable than the allocations set forth in the partnership agreement.
It is possible that a U.S. Holder’s U.S. federal income tax liability with respect to its allocable share of the Fund earnings in its last taxable year could exceed the cash distributions to the U.S. Holder pursuant to the Plan, thus giving rise to an out‑of‑pocket payment by the U.S. Holder. Losses recognized would generally be capital. The deductibility of capital losses is subject to limitations. Capital losses are not available to offset any ordinary income.
A U.S. Holder’s adjusted tax basis is equal to the U.S. Holder’s aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the U.S. Holder’s allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any. Basis is generally decreased by the U.S. Holder’s allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the U.S. Holder, the Fund’s tax basis of property (other than cash) distributed by the Fund to the U.S. Holder and any reduction in the U.S. Holder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.
Pursuant to the Plan, the Fund will pay or make reasonable provision to pay all claims and obligations of the Fund, thus reducing the amount of each U.S. Holder’s allocable share of the Fund nonrecourse borrowings, if any, which may reduce a U.S. Holder’s basis in its common units. If the reduction in a U.S. Holder’s allocable share of Fund nonrecourse borrowings exceeds such U.S. Holder’s basis in its common units, the excess over the U.S. Holder’s basis will be treated as gain to the U.S. Holder for U.S. federal income tax purposes.
A U.S. Holder receiving a cash liquidating distribution from the Fund generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in its common units. Such capital gain or loss will be short-term, long-term, or some combination of both, depending upon the timing of the Fund’s or U.S. Holder’s contributions to the Fund. However, a U.S. Holder will recognize ordinary income to the extent such U.S. Holder’s allocable share of the Fund’s “unrealized receivables” exceeds the U.S. Holder’s basis in such unrealized receivables (as determined pursuant to the Treasury Regulations). For these purposes, accrued but untaxed market discount, if any, on securities held by the partnerships in which the Fund owns an interest will be treated as an unrealized receivable, with respect to which a U.S. Holder would recognize ordinary income.
Additionally, U.S. Holders who contributed property (other than cash) to the Fund within seven years of receiving cash from the Fund may be subject to special rules. Such U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the transactions contemplated under the Plan.
If the Fund transfers assets to a liquidating trust and distributes an interest in the liquidating trust to investors, investors generally should not recognize gain or loss as a result of such transaction. However, investors may not be able to take into account their remaining tax basis in their interest in the Fund until the liquidating trust withdraws from the underlying partnerships. The rules relating to liquidating trusts are complex, and investors are urged to consult their tax advisors regarding the consequences of receiving an interest in the liquidating trust.
U.S. Federal Income Tax Consequences to Non-U.S. Holders. Because the Feeder Funds are treated as a corporations, the income, gains, losses, deductions and expenses of the Feeder Fund (including the Feeder Fund’s allocable share of the Fund’s items of income, gain, loss and deduction) will not be passed through to Shareholders. As a result, Non-U.S. Holders who own their interest in the Fund indirectly through the Feeder Funds will not be treated in the manner described above under “—U.S. Federal Income Tax Consequences to U.S. Holders.” Investors are urged to consult their tax advisors regarding any U.S. federal income tax consequences of receiving a liquidating distributions from the Feeder Funds.
THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.
Interests of Trustees and Officers in the Liquidation and Dissolution
As of the Record Date, certain executive officers and trustees of the Fund hold units of the Fund, as set forth below:
Name	Units	Percentage of Outstanding Units

John J. Masterson	100.00	Less than 1%

James D. McDonald	20,384.36	Less than 1%

Ralph F. Vitale	50.00	Less than 1%

Each such officer and Trustee will receive the same per unit distribution(s), if any, as any other unitholder.
Board Recommendation
The Board, including the Independent Trustees, unanimously recommends that the unitholders of the Fund vote FOR the Proposal.
Quorum and Required Vote
The holders of a majority of the units entitled to vote at the Special Meeting present in person or by proxy shall constitute a quorum.
The affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, is necessary to approve the Plan of Liquidation. The 1940 Act defines such vote as the lesser of (i) 67% or more of the total number of units present or represented by proxy at the Special Meeting, if holders of more than 50% of the outstanding units are present or represented by proxy at the Special Meeting; or (ii) more than 50% of the total number of outstanding units.
Abstentions will be counted as units present at the Special Meeting for purposes of a quorum, and will have the same effect as a vote against a proposal.
If unitholders do not approve the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation, the Board will consider what further action, if any, to take.
ADDITIONAL INFORMATION
Further Information About Voting and the Special Meeting
The cost of soliciting proxies and the expenses incurred in connection with preparing, printing and mailing the Proxy Statement and its enclosures will be borne by the Investment Manager. In addition, certain officers, trustees, directors and employees of the Fund and the Investment Manager (none of whom will receive additional compensation therefor) may solicit proxies by telephone or mail.
If you wish to attend the Special Meeting and vote in person, you will be able to do so. If you intend to attend the Special Meeting in person, in order to gain admission you will be required to show photographic identification, such as your driver’s license. You may contact us at (312) 444-3303 to obtain directions to the site of the Special Meeting.
All properly executed proxies received prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions marked thereon or otherwise as provided therein. If you sign the proxy card, but do not fill in a vote, your shares will be voted in accordance with the Board’s recommendation. If any other business is brought before the Special Meeting, your shares will be voted at the proxies’ discretion.
Unitholders who execute proxy cards may revoke their proxies at any time prior to the time they are voted by giving written notice to the Secretary of the Fund, by delivering a subsequently dated proxy prior to the date of the Special Meeting or by attending and voting at the Special Meeting. Merely attending the Special Meeting, however, will not revoke a previously submitted proxy.
The Board has fixed the close of business on January 31, 2018 as the record date for the determination of unitholders of the Fund entitled to notice of, and to vote at, the Special Meeting.

Unitholders of the Fund on that date will be entitled to one vote on each matter to be voted on for each unit held and a fractional vote with respect to each fractional unit with no cumulative voting rights.
At the close of business on January 31, 2018, the Fund had 6,946,864.39 common units outstanding.
Feeder Funds Voting. In accordance with Section 12(d)(1)(E) of the 1940 Act, each Feeder Fund will seek instructions from its unitholders with regard to the voting of all proxies with respect to units of the Fund held by the Feeder Fund and will vote such proxies only in accordance with such instructions.
Investment Manager
50 South acts as the Fund’s investment manager. 50 South is a wholly owned direct subsidiary of Northern Trust Corporation, and is registered with the U.S. Securities and Exchange Commission as an investment adviser. 50 South is located at 50 South LaSalle Street, Chicago, Illinois 60603. As of December 31, 2017, 50 South had approximately $7 billion in assets under management.
Administrator
The Northern Trust Company, a subsidiary of Northern Trust Corporation, is the custodian, fund accountant, transfer agent and administrator of the Fund. The Northern Trust Company is located at 50 South LaSalle Street, Chicago, Illinois 60603.
Placement Agent
Northern Trust Securities, Inc. acts as the Fund’s placement agent. Northern Trust Securities, Inc. is located at 50 South LaSalle Street, Chicago, Illinois 60603.
Beneficial Ownership Information
As of January 31, 2018, the aggregate number of units of the Fund owned by the Fund’s officers and trustees as a group was less than one percent of the Fund’s outstanding units.
As of January 31, 2018, Equity Long/Short Opportunities Feeder Fund, Q.P. owned 2,720,675.49 units of the Fund, representing approximately 39.16% of the Fund’s outstanding units.
As of January 31, 2018, Equity Long/Short Opportunities Feeder Fund owned 447,389.31 units of the Fund, representing approximately 6.44% of the Fund’s outstanding units.
As of January 31, 2018, to the knowledge of the Fund, no other person beneficially owned more than 5% of the voting securities of any class of the Fund.
Important Notice Regarding Availability of Proxy Materials for Special Meeting to be held on March 27, 2018
This Proxy Statement, the Fund’s most recent annual and semi-annual report to unitholders, the form of proxy and the Notice of Special Meeting are available to any unitholder without charge, upon request. Requests should be directed to the Adviser by calling (312) 557-3205 or by emailing adriana.denny@50southcapital.ntrs.com.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 and Section 30(h) of the 1940 Act require the Fund’s officers and Trustees, the Adviser, affiliated persons of the Adviser, and persons who beneficially own more than ten percent of the Fund’s shares to file certain reports of ownership (“Section 16 filings”) with the SEC. Based upon the Fund’s review of the copies of such forms effecting the Section 16 filings received by it, the Fund believes that for its most recently completed fiscal year, all filings applicable to such persons were completed and timely filed.
Privacy Principles of the Fund
The Fund is committed to maintaining the privacy of unitholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Fund collects, how the Fund protects that information and why, in certain cases, the Fund may share information with select other parties.
Certain non-public personal information of a Fund’s unitholders may become available to the Fund from subscription documents, forms, investment manager web sites, conversations with unitholders, third parties (with unitholder permission) and unitholder transactions with the Fund and its affiliates. The Fund only discloses non-public personal information about its unitholders or former unitholders to companies that perform services, such as marketing services, for it, to affiliated and non-affiliated financial institutions with whom it has marketing agreements and as otherwise permitted by law.
The Fund provides access to non-public personal information about unitholders to only those who need it to perform their jobs and provide services to unitholders. The Fund maintains physical, electronic and procedural safeguards designed to protect the non-public personal information of unitholders.
Unitholder Meetings
The Fund has not scheduled any future annual unitholder meetings or special unitholder meetings in lieu of annual meetings, although the Board may call such meetings in its sole discretion. The Amended and Restated Agreement and Declaration of Trust of the Fund does not require that the Fund hold annual unitholder meetings.
Adjournment
In the absence of a quorum or in the event a quorum is present at the Special Meeting but sufficient votes to approve the Proposal are not received, the chairperson of the Special Meeting may move for an adjournment to permit further solicitation of proxies if the chairperson determines that adjournment and further solicitation are reasonable and in the best interests of unitholders. Any adjourned meeting or meetings may be held without the necessity of another notice.
Other Matters
Management of the Fund knows of no other matters which are to be brought before the Special Meeting. However, if any other matters not now known properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

Annex A

Plan of Liquidation

PLAN OF LIQUIDATION AND DISSOLUTION
This Plan of Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of Equity Long/Short Opportunities Fund, a Delaware statutory trust (the “Fund”), in accordance with the requirements of Delaware law and pursuant to the terms of the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) of the Fund as amended and supplemented through the date hereof.
WHEREAS, the Fund’s Board of Trustees (the “Board”) has deemed it advisable and in the best interests of the Fund and its unitholders for the Fund to liquidate and dissolve, and the Board, on January 10, 2018, approved this Plan and directed that this Plan be submitted to the unitholders of the Fund for their consideration and approval.
NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:
1.          The effective date of this Plan (the “Effective Date”) shall be the date on which the Plan is approved by “majority of the outstanding voting securities,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).
2.          The proportionate interests of unitholders in the assets of the Fund shall be fixed on the basis of their respective unitholdings at the close of business on the Effective Date, or on such later date as may be determined by the Board (the “Determination Date”). On the Determination Date, the books of the Fund shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect, the unitholders’ respective interests in the Trust’s assets shall not be transferable.
3.          Any officer or trustee of the Fund (the “Authorized Officers”) shall have the responsibility to take such actions under this Plan, on or after the Effective Date, as may be necessary or appropriate to implement this Plan and to oversee the complete liquidation and winding up of the Fund pursuant hereto.
4.          The following actions shall be completed in an orderly manner during the Liquidation Period (as defined below), and following the Effective Date, the Fund shall be continued in existence as a statutory trust to undertake the following actions:
(a)          settling and closing the Fund’s business in an organized and deliberate manner, including as when appropriate in the winding down of the Fund’s affairs, notifying the Fund’s service providers of the termination of their agreements with the Fund;
(b)          disposing of, conveying, liquidating the remaining property of the Fund to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities or other property of any kind, or holding such assets in expectation of maturity or redemption during the Liquidation Period;

(c)          applying and distributing the proceeds of such liquidation to discharge or make reasonable provision for the Fund’s debts and liabilities;
(d)          holding the proceeds of the orderly liquidation of the Fund’s assets in cash or cash equivalents;
(e)          from time to time during the Liquidation Period, distributing any remaining property in cash or in kind or partly in each (after paying or adequately providing for the payment of all debts and liabilities of the Fund) among the holders of outstanding common units of the Fund in accordance with the provisions of the Declaration of Trust; and
(f)          filing necessary or appropriate paperwork with the State of Delaware, if any, to dissolve the Fund and cancel its Certificate of Trust, with the Securities and Exchange Commission to cease the Fund’s registration as an investment company under the 1940 Act, with the Internal Revenue Service and such other authorities as may be deemed necessary or appropriate to carry out the intent of this Plan and as may otherwise be determined to be necessary or desirable to dissolve the Fund and wind-up its affairs.
5.          To assist in effecting the complete liquidation, winding-up and dissolution of the Fund in accordance with this Plan, the Authorized Officers are hereby authorized and directed to delegate any of their duties and responsibilities to any adviser, administrator, custodian, transfer agent, distributor or other service provider pursuant to its applicable service agreement with the Fund.
6.          The Authorized Officers of the Fund are hereby authorized and directed to execute all documents, file all papers and take all actions as such persons deem necessary or desirable for the purpose of effecting the complete liquidation, winding-up and dissolution of the Fund in accordance with this Plan.
7.          Within the period beginning on the Effective Date and ending on the date of the final liquidating distribution of the Fund’s assets, which shall in no event be later than June 30, 2019 (such date the “Liquidation Date” and such period the “Liquidation Period”), the Fund shall have the authority to engage in such transactions as may be necessary or appropriate to effect the foregoing provisions of this Plan, including the incurrence of debts and expenses, the defense or pursuit of claims and the purchase of insurance for the Fund and its trustees, officers, employees and agents.
8.          All expenses of the Fund incurred in carrying out this Plan (“Liquidation Expenses”) shall be borne or reimbursed by 50 South Capital Advisors, LLC, the Fund’s investment adviser (the “Adviser”). Liquidation Expenses include (i) the cost of preparing this Plan, (ii) proxy solicitation costs, (iii) expenses of holding the special meeting of unitholders (including any adjournments, postponements or delays thereof), (iv) related accounting and legal fees and expenses (including fees and expenses of counsel to the independent trustees, (v) “tail insurance” fees and (vi) other extraordinary expenses incurred in carrying out this Plan, other than portfolio transaction expenses (including brokerage and trading costs and redemption fees), if any, and litigation or indemnification expenses. For the avoidance of doubt, Liquidation Expenses do not include the day to day operating expenses of the Fund (including the Feeder Funds) incurred during the Liquidation Period, including management fees, Sub-Fund fees, trustees fees, custodian fees, transfer agent fees, administration fees, insurance, regulatory filings,
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communications to investors, legal and accounting fees, taxes, and portfolio transaction expenses, provided that such day to day operating expenses shall continue to be subject to such fee waiver and/or expense limitation agreements as may be in effect or entered in to between the Fund and the Adviser.
9.          On and after the Effective Date, the Fund shall not at any time, enter into or engage in any trade or business, and no part of the assets of the Fund shall be used or disposed of by the trustees, officers, employees, or agents of the Fund in furtherance of any trade or business. On and after the Effective Date, the trustees, officers, employees and agents of the Fund shall be restricted to the holding, disposition and collection of the assets and the distribution thereof and the payment of or provision for the liabilities of the Fund, for the purposes set forth in this Plan. In no event shall the Fund receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, liabilities or obligations or otherwise take any action that is inconsistent with the complete liquidation, winding up and dissolution of the Fund. Notwithstanding anything else set forth herein, the Fund may hold its cash in high-quality, short-term investments to preserve the value of such cash pending its distribution to investors, such as in demand deposits, money market funds or overnight “sweep” accounts.
10.          On and after the Effective Date, the Fund shall not receive transfers of any assets prohibited by Revenue Procedure 82-58, as modified and amplified by Revenue Procedure 94-45, as amplified by Revenue Procedure 91-15, and as the same may be amended, supplemented or modified, including, but not limited to, any listed stock or securities, any readily marketable assets (other than short-term instruments pending use to pay liabilities or make distributions to stockholders), any operating assets of a going business, any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer or any general or limited partnership interests.
11.          Within the Liquidation Period, the Fund shall pay or discharge, or set aside cash, securities or other assets for the payment or discharge of, or to otherwise provide for, its liabilities and obligations, including contingent or unascertained liabilities and obligations determined or otherwise reasonably estimated to be due either by an Authorized Officer or a court of competent jurisdiction, including among the foregoing, and without limiting the generality of the foregoing, administrative and investment advisory expenses, interest, penalties, taxes, assessments and public charges of every kind and nature.
12.          The Fund shall mail notice of its impending liquidation to known creditors and all employees of the Fund as soon as practicable after the date hereof, if such notice has not already been provided. The Authorized Officers of the Fund shall take any and all other actions as may be necessary or appropriate to carry out the provisions of this Plan and to effect the complete liquidation and dissolution of the Fund under Delaware law.
13.          The Authorized Officers are hereby authorized to form a liquidating trust (the “Liquidating Trust”) under the laws of the State of Delaware. The Authorized Officers also are authorized and directed to transfer and assign to the Liquidating Trust on the Liquidation Date any assets of the Fund that (i) have not been reduced to cash and distributed to the Fund’s unitholders or (ii) are deemed necessary or advisable by the Authorized Officers to transfer to the Liquidating Trust as shall be reasonably likely to be sufficient to provide for the liabilities and obligations of the Fund known to the Fund or likely to arise within 10 years. The Authorized Officers are also authorized to transfer and assign to the Liquidating Trust on the Liquidation Date all unsatisfied liabilities and obligations of the Fund, known or unknown and contingent or fixed.
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14.          The Authorized Officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as such trustees and officers deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation, winding-up and dissolution of the Fund.
15.          The Board may amend this Plan in any respect or may abandon this Plan, in each case by a majority vote of the Fund’s trustees.
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PROXY TABULATOR P.O. BOX 9112 FARMINGDALE, NY 11735	To vote by Internet 1) Read the Proxy Statement and have the proxy card below at hand. 2) Go to website www.proxyvote.com 3) Follow the instructions provided on the website.
To vote by Telephone 1) Read the Proxy Statement and have the proxy card below at hand. 2) Call 1-800-690-6903 3) Follow the instructions.
To vote by Mail 1) Read the Proxy Statement. 2) Check the appropriate box on the proxy card below. 3) Sign and date the proxy card. 4) Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E36116-S68236	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.
The Board of Trustees (the "Board") of your Fund(s) unanimously recommends that you vote "FOR" the following proposal.				For	Against	Abstain
1. To approve the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of the Fund pursuant to which the Fund will be liquidated and dissolved (the "Proposal").				□	□	□
2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

VOTE THIS PROXY CARD TODAY EVERY UNITHOLDER'S VOTE IS IMPORTANT

NOTE: Please sign this proxy exactly as the unitholder name appears hereon. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

E36117-S68236

PROXY	PROXY

EQUITY LONG/SHORT OPPORTUNITIES FUND
SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON MARCH 27, 2018

The undersigned holder of common units of the Fund referenced above, hereby appoints Robert D. DiCarlo, Randal Rein, Brian P. Kolva and Craig R. Carberry, and each of them, with full power of substitution, as proxies and hereby authorizes each of them or their designees to represent and to vote, as designated on the reverse side of this proxy card, all common units of the Fund held of record on January 31, 2018 by the undersigned, at the Special Meeting of Unitholders to be held on March 27, 2018, and all adjournments, postponements or delays thereof (the "Special Meeting"), with all powers the undersigned would possess if personally present.

YOUR VOTE IS EXTREMELY IMPORTANT. NO MATTER HOW MANY OR HOW FEW UNITS YOU OWN, PLEASE SEND IN YOUR PROXY
CARD TODAY